 EX‑33.37

(logo) PACIFIC LIFE

MANAGEMENT'S REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC REGULATION AB SERVICING CRITERIA

Pacific Life Insurance Company (the "Asserting Party") is responsible for assessing compliance, as of and for the year ended December 31, 2015, with the Relevant Servicing Criteria set forth in Item 1122(d) of the SEC's Regulation AB, excluding the criteria set forth in Item 1122 (d)(1)(iii), (d)(2)(ii), (d)(3)(i), (d)(3)(ii), (d)(3)(iii), (d)(3)(iv), (d)(4)(ii), and (d)(4)(xv).which the Asserting Party has concluded are not applicable to the activities it performs, with respect to the asset backed securities transactions covered by this report (such criteria, after giving effect to the exclusions identified above, the "Applicable Servicing Criteria"). The transactions covered by this report include all asset-backed transactions under the Securitized Commercial Mortgage Loans Platform (the "Platform"), as listed in Appendix A.

The Asserting Party has used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB in order to assess the effectiveness of Pacific Life Insurance Company's compliance with the Applicable Servicing Criteria as of and for the year ended December 31, 2015. The Asserting Party has concluded that it has complied, in all material respects, with the Applicable Servicing Criteria as of and for the year ended December 31, 2015, with respect to the Platform taken as a whole.

Deloitte& Touche LLP, an independent registered public accounting firm, has issued an attestation report for the Platform on the assessment of compliance with the Applicable Servicing Criteria as of and for the year ended December 31, 2015, as set forth in this assertion.

Pacific Life Insurance Company

/s/ Michelle Stickles
Michelle Stickles
Vice President, Asset Management
February 26, 2016

PACIFIC LIFE INSURANCE COMPANY
700 Newport Center Drive, Newport Beach, California 92660-6397 Tel (949) 219-3011

APPENDIX A

SECURITIZED COMMERCIAL MORTGAGE LOANS PLATFORM

Trust Name	Loan Name
Morgan Stanley Series 2006-HQ 10	Waterside Mall
COMM 2014-277P	277 Park Avenue
JPMC Houston Galleria Mall Trust 2015-HGLR[1]	Houston Galleria Mall Whole Loan
JPMC WP Glimcher Mall Trust 2015-WPG[2]	Scottsdale Quarter Whole Loan

1 Closed in March 2015 (servicing duties began)
2 Closed in July 2015 (servicing duties began)